SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: September 9, 2004

MEMS USA, INC.
(Formerly Lumalite Holdings, Inc.)
(Exact name of registrant as specified in charter)

Nevada	0-4846-3	82-0288840
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

5701 Lindero Canyon Rd., #2-100
Westlake Village, CA 91362
(Address of Principal Executive Offices)

Registrant's telephone number, including area code (818) 735-4750

Item 5.02(b). Resignation of a Principal Officer

(1) On September 9, 2004, MEMS USA, Inc. accepted the resignation of Mr. Lawrence Weisdorn as the registrant's President. Mr. Weisdorn remains the registrant’s Chief Executive Officer, Chief Financial Officer and Chairman.

Item 5.02(c) Appointment of a Principal Officer

(1) On September 9, 2004, the Board of Directors of MEMS USA, Inc. appointed James Latty, Ph.D. as registrant's President.

(2) Dr. Latty has been on the board of directors of registrant continuously since February, 2004. Additionally, from 1991 to the present, Dr. Latty has served as President of JAL Engineering, an engineering services provider specializing in power and petro-chemical process technologies. Dr. Latty served as Director of Business Development with an emphasis on intellectual property for Rockwell International, Inc. and its successor companies from April, 2000 until June 16, 2004.

Dr. Latty is not a director in any other reporting company.

There are no family relationships between or among Dr. Latty and members of his family and any other director, executive officer or person nominated or chosen by registrant to become a director or executive officer of registrant.

Dr. Latty was a major shareholder and member of the board of directors of MEMS USA, Inc., a California corporation ("MEMS California"), which was acquired by a wholly owned subsidiary of registrant pursuant to that certain Merger Agreement and Plan of Reorganization, entered into as of January 29, 2004, by and among registrant, MEMS California and certain shareholders of registrant and MEMS California (the "Merger"). By virtue of the Merger, Dr. Latty holds 2,568,686 shares of registrant's Common Stock and was elected to registrant's board of directors.

(3)  Dr. Latty is a signatory to a written employment agreement by and between Dr. Latty and MEMS California (the "Contract"). The Contract was assumed by the subsidiary of registrant pursuant to the Merger, and the Contract continues to define the terms of his employment with registrant. The Contract, dated as of July 1, 2002, is for a term of four years beginning on July 1, 2002. It provides for annual compensation of $240,000 per year for full time employment, which compensation is subject to review not less often than semi-annually.

Dr. Latty has an option to purchase 1,284,343 shares of the Common Stock of registrant at the exercise price of $1.00 per share. These options shall fully vest upon Registrant’s posting of two consecutive profitable (as determined by Generally Acceptable Accounting Principals) quarters or if Registrant enters a merger or acquisition agreement whereby a controlling interest could be purchased or otherwise change hands. This option must be exercised, if at all, within 90 days of the termination of Dr. Latty's services if such services are terminated on or prior to June 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        MEMS USA, INC.

Date: September 14, 2004           By: /s/ Lawrence Weisdorn
                                         Lawrence Weisdorn, CEO, CFO